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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

       FORRESTER RESEARCH COMPLETES ACQUISITION OF GIGA INFORMATION GROUP

CAMBRIDGE, Mass., March 3, 2003 . . . Forrester Research, Inc. (Nasdaq: FORR), a leading provider of research and analysis on emerging technologies, today announced the completion of its acquisition of Giga Information Group, Inc., a leading global technology advisory firm. Giga will operate as a wholly owned subsidiary of Forrester Research.

"Forrester's acquisition of Giga is right for our clients, our investors, and our employees," stated George F. Colony, Forrester's chairman of the board and chief executive officer. "The complementary combination of Forrester's focus on emerging technology research and Giga's strong IT research ensures that companies have the necessary tools to make critical business technology-related decisions." Forrester has begun the integration process with Giga to enable a smooth, fiscally responsible transition while also retaining the high-quality products and service its clients expect.

Forrester Research enables companies to understand the impact of technology on business. Forrester's WholeView(TM) Research, Strategic Services, and Events help clients understand how technology change affects their customers, strategy, and technology investment. Giga, through its Giga Advisory(R), Giga Consulting(TM), and Events, provides objective research, pragmatic advice, and personalized consulting to global IT professionals. Established in 1983, Forrester is headquartered in Cambridge, Mass. For additional information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester's statements about its acquisition of Giga. These statements are based on Forrester's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester's ability to anticipate business and economic conditions, market trends, competition, the need to retain professional staff, possible variations in Forrester's quarterly operating results, Forrester's ability to successfully complete the acquisition of Giga and integrate Giga into Forrester's operations, Forrester's dependence on renewals of its membership-based research services and on key personnel, and risks associated with Forrester's ability to offer new products and services. Forrester Research undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester's reports and filings with the Securities and Exchange Commission.

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
Contact:                                         Contact:
Karyl Levinson                                   Kimberly Maxwell
Director, Corporate Communications               Director, Investor Relations
Forrester Research, Inc.                         Forrester Research, Inc.
+ 1 617/613-6262                                 +1 617/613-6234
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(C) 2003, Forrester Research, Inc. All rights reserved. Forrester and WholeView are trademarks of Forrester Research, Inc. Giga Advisory and Giga Consulting are trademarks of Giga Information Group, Inc.


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